Exhibit 9.01
STOCK REPURCHASE AGREEMENT
     This Stock Repurchase Agreement (the “Agreement”) is entered into as of this 10th day of August, 2010, by and between Environmental Tectonics Corporation, a Pennsylvania corporation, with its principal place of business at 125 James Way, Southampton, Pennsylvania 18966 (the “Company”), and H.F. Lenfest, an individual residing in the Commonwealth of Pennsylvania, with offices at 200 Barr Harbor Drive, Suite 450, Conshohocken, Pennsylvania 19428 (“Lenfest”).
BACKGROUND
     Lenfest owns Series E Preferred Stock of the Company, $0.05 par value per share, with a stated value of one thousand dollars ($1,000.00) per share, and by this Agreement the Company is repurchasing and retiring 500 shares of Series E Preferred Stock upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, Lenfest and the Company agree as follows:
     1. Repurchase and Retirement of 500 Shares of Series E Preferred Stock. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to purchase from Lenfest and Lenfest agrees to sell, transfer, convey and deliver to the Company five hundred (500) shares of Series E Preferred Stock of the Company (the “Shares”) at the stated price of one thousand dollars ($1,000.00) per share.
     2. Payment for the Shares. The total purchase price for the Shares shall be five hundred thousand dollars ($500,000) (the “Purchase Price”). Upon receipt of the Purchase Price, Lenfest irrevocably appoints any officer of the Company as his attorney to retire the Shares on the books of the Company, and to reissue any certificates necessary to evidence his ownership of the Series E Preferred Stock of the Company.
     3. Lenfest represents and warrants that he is the owner of record of all right, title and interest, free and clear of all liens, in and to the Shares.
     4. Lenfest represents and warrants that he has the power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby.
     5. The Company represents and warrants that the Company is a corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.
     6. The Company represents and warrants that it has received approval from the Board of Directors of the Company to consummate the transaction contemplated hereby, and that the person signing this Agreement has the power and authority to execute and deliver this Agreement.

     7. The Company represents and warrants that this Agreement and all other instruments or documents executed by the Company in connection herewith have been duly executed by the Company, and constitute a legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms.
     8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     9. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Company and Lenfest with respect to the transaction contemplated hereby, supersedes all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof, and may be amended or modified only with the written consent of the Company and Lenfest.
     10. Severability. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     12. Counterparts. This Agreement may be executed in separate counterparts, either of which, when so executed, shall be deemed to be an original and both of which, when taken together, shall constitute but one and the same agreement.
     WITH THE INTENT TO BE LEGALLY BOUND HEREBY, the above terms and conditions are hereby agreed to and accepted as of the day and year first written above.

ENVIRONMENTAL TECTONICS CORPORATION
/s/ Duane D. Deaner
By: Duane D. Deaner
Title:	Chief Financial Officer

H. F. LENFEST
/s/ H.F. Lenfest
By: H. F. Lenfest